Exhibit 24(b)(4.27)
ING Life Insurance and Annuity Company

ENDORSEMENT

The Contract or Certificate, whichever is applicable is hereby endorsed as follows:

For purposes of this Endorsement only, partial surrenders are defined as any amounts surrendered, including any loans taken, any amounts surrendered to satisfy any outstanding interest due associated with a defaulted loan, and any amounts applied to an income phase payment option.

1.	Delete Section 8.01, Death Benefit, and replace it with the following:

	(I)	The Company will pay any portion of the Individual Account Value to the beneficiary when:

(a) The Participant dies before Annuity payments start; and

(b) The certified copy of the death certificate and a completed and signed election form is received in
Good Order at the Home Office.

	(II)	For each Individual Account, the death benefit is guaranteed to be the greater of (a) or (b) below, calculated as of the close of the New York Stock Exchange on the date the certified copy of the death certificate and a completed and signed election form is received in Good Order at the Home Office:

(a) The Adjusted Contribution Total, which is the sum of all net Contribution(s) to the Individual Account,
adjusted for partial surrender amount(s) (this amount will never be less than zero); or

(b) The Individual Account Value, excluding the Loan Account, plus aggregate positive MVA, as applicable.

	(III)	The Adjusted Contribution Total in (II)(a) is initially equal to the first net Contribution. The Adjusted
Contribution Total is then adjusted upon each subsequent net Contribution, loan repayment, or partial surrender. The adjustment for subsequent net Contribution and loan repayments made will be dollar for dollar. The adjustment for partial surrender amounts will be proportionate, reducing the Adjusted
Contribution Total in the same proportion that the Individual Account Value, excluding the Loan Account, was reduced on the date of the partial surrender. The proportionate adjustment on the Adjusted
Contribution Total for each partial surrender is defined as the Adjusted Contribution Total at the time multiplied by the fraction A divided by B (A/B), where:

A is the Individual Account Value, excluding the Loan Account, immediately after a partial surrender;
and

B is the Individual Account Value, excluding the Loan Account, immediately before a partial surrender.

	(IV)	If the amount of the death benefit in (II)(a) is greater than the amount in (II)(b), the Company will deposit the difference to the Individual Account. The amount, if any, will be deposited no later than the business day following the date the certified copy of the death certificate and a completed and signed election form is received in Good Order at the Home Office. If the beneficiary in that situation requests an immediate surrender or annuitization of the account, the amount paid will be the Individual Account Value excluding the Loan Account, valued no later than the next business day following the date of deposit of the difference to the Individual Account.

If the amount of the death benefit in (II)(a) is less than the amount in (II)(b) and the beneficiary requests an immediate surrender or annuitization of the account, the amount paid will be the Individual Account Value excluding the Loan Account valued no later than the next business day following the business day the notice of death and the request for payment are received in Good Order at the Home Office.

A beneficiary may alternatively elect to defer distribution of the Individual Account Value as permitted by the
Code. In that situation, the amount paid to the beneficiary upon the actual date of surrender or annuitization will equal the Individual Account Value, excluding the Loan Account, on the date the payment request is processed, and the amount paid may be more or less than the amount of the death benefit determined in
(II) above when the notice of death and election of the payment method was received. No additional death benefit is payable upon the beneficiary's death.

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2.	Delete Section 8.03, Distribution of Death Benefit, and replace it with the following:

If the Participant dies before distributions begin in accordance with the provisions of Code Section 401(a)(9), the entire value of the Individual Account must be distributed by December 31 of the calendar year containing the fifth anniversary of the date of the Participant's death. Alternatively, if the Participant has a designated beneficiary, payments may be made over the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary provided distribution to a non-spouse beneficiary begins by December 31 of the calendar year following the calendar year of the Participant's death. If the beneficiary is the Participant's spouse, the distribution is not required to begin earlier than December 31 of the calendar year in which the Participant would have attained age 70 1/2, or such later date as may be allowed under Federal law or regulations.

If the Participant dies after distributions begin in accordance with the provisions of Code Section 401(a)(9), payments to the beneficiary must be made at least as rapidly as the method of distribution in effect at the time of the Participant's death or such other method of distribution as may be allowed under Federal law or regulations.

If no beneficiary exists, the payment will be made to the Participant's estate.

Endorsed and made part of the Contract and the Certificate, if applicable, on the Effective Date of the Contract and
Certificate, and upon approval.

/s/ Catherine H. Smith

President
ING Life Insurance and Annuity Company

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